EXHIBIT 13.1

CERTIFICATIONS

The certifications set forth below are being submitted in connection with the Annual Report on Form 20-F for the year ended December 31, 2006 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Chengyu Fu, the Chief Executive Officer and Hua Yang, the Chief Financial Officer of CNOOC Limited, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of CNOOC Limited.

Date: June 29, 2007

By: /s/ Chengyu Fu
Name: Chengyu Fu
Title: Chairman and Chief Executive Officer

By: /s/ Hua Yang
Name: Hua Yang
Title: Executive Director, Executive Vice President and Chief Financial Officer